SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2010

ADEONA PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-12584 (Commission File No.)	13-3808303 (IRS Employer Identification No.)

3930 Varsity Drive, Ann Arbor, Michigan 48108
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:       (734) 332-7800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Effective February 6, 2010, James S. Kuo, M.D., M.B.A., was appointed Chairman, Chief Executive Officer and President of Adeona Pharmaceuticals, Inc. (“Adeona” or the “Company”).

In connection with his appointment, Dr. Kuo entered into a three-year employment agreement with Adeona (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Kuo will be entitled to an annual base salary of $199,000 and will be eligible for discretionary performance and transactional bonus payments.  Additionally, Dr. Kuo was granted options to purchase 400,000 shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. Of these options, 100,000 vested immediately upon grant and the remainder will vest pro rata, on a monthly basis, over the following thirty-six months.  Dr. Kuo will perform substantially all of his professional duties under the agreement from the Company’s offices.  The Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Kuo.

The information contained in this Item 1.01 regarding such Employment Agreement is qualified in its entirety by the copy of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 6, 2010, Max Lyon resigned from his positions of (i) director of Adeona and (ii) CEO and President of Adeona.  In connection with his resignation, Mr. Lyon will receive a severance payment in the form of shares of stock valued at $22,613 pursuant to a Separation Agreement dated February 6, 2010 between Mr. Lyon and Adeona.  The information contained in this Item 5.02 regarding such Separation Agreement is qualified in its entirety by the copy of the Separation Agreement attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by this reference.

Effective February 6, 2010, James S. Kuo, M.D., M.B.A., was appointed Chairman, Chief Executive Officer and President of Adeona.

From 2007 to 2010, Dr. Kuo was the Chairman and Chief Executive Officer of Cordex Pharma, Inc., a publicly-traded company focused on clinically developing pharmaceuticals for cardiovascular diseases. From 2003 to 2006, he served as Chairman and Chief Executive Officer of BioMicro Systems, Inc., a venture-backed company commercializing a device for genetic analysis. Prior to that time, Dr. Kuo was President and Chief Executive Officer of Discovery Laboratories, Inc., where he raised over $22 million in funding and took the company public. He has held licensing and business development positions at Pfizer, Inc., and Myriad Genetics, Inc. Dr. Kuo has been Managing Director of Venture Analysis at HealthCare Ventures, LLC, and Vice President at Paramount Capital Investments, LLC. He is further a founder of both Monarch Labs, LLP, a private company commercializing a medical device and MSK Pharma, a private company developing pharmaceuticals for musculoskeletal diseases. Dr. Kuo simultaneously received his M.D. from the University of Pennsylvania School of Medicine and his M.B.A. from the Wharton School of Business.

In connection with his appointment, Dr. Kuo entered into a three-year employment agreement.  Pursuant to the Employment Agreement, Dr. Kuo will be entitled to an annual base salary of $199,000 and will be eligible for discretionary performance and transactional bonus payments.  Additionally, Dr. Kuo was granted options to purchase 400,000 shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. Of these options, 100,000 vested immediately upon grant and the remainder will vest pro rata, on a monthly basis, over the following thirty-six months.  Dr. Kuo will perform substantially all of his professional duties under the agreement from the Company’s offices.  The Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Kuo.

There are no family relationships between Dr. Kuo and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Dr. Kuo that would require disclosure under Item 404(a) of Regulation S-K.

    A copy of the Press Release announcing the appointment of Dr. Kuo is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being filed as part of this Report.

Exhibit Number	Description

10.1	Employment Agreement with Dr. James S. Kuo dated February 6, 2010.*

10.2	Separation Agreement with Max Lyon dated February 6, 2010*

99.1	Press Release dated February 9, 2010 regarding the appointment of Dr. James S. Kuo.*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    ADEONA PHARMACEUTICALS INC.

Date:           February 9, 2009                                           By:  /S/ James S. Kuo
    Name:  James S. Kuo
    Its:  Chairman

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement with Dr. James S. Kuo dated February 6, 2010.*

10.2	Separation Agreement with Max Lyon dated February 6, 2010*

99.1	Press Release dated February 9, 2010 regarding the appointment of Dr. James S. Kuo.*

* Filed herewith.